Exhibit 23.3

COnsent of Independent Auditor

We consent to the inclusion in this Registration Statement of Rumble Inc. on Form S-4 of our report dated April 13, 2026, relating to the audit of the consolidated financial statements of Northern Data AG as of and for the years ended December 31, 2025 and 2024, which appears in this Registration Statement/Prospectus. I also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Liebhart & Kollegen

Wirtschaftsprüfer Steuerberater

Stuttgart

April 13, 2026